Exhibit 10.16

                               Heads of Agreement

               Roo Media Corporation Inc. / I.T. Technology, Inc.

1. Robert Petty and Roo Media Corporation ("ROO") agrees to sell and I.T. Technology, Inc. (the "Company") agrees to buy the Business and "Business Assets" of ROO as defined below (the "Acquisition"):

"Business" shall mean the business carried on by and under the name of ROO. " Business Assets" shall mean the following assets used in the Business which are the assets sold by ROO to the Company under this Agreement:

                  (a) the Assets including but not limited to the "Assigned Assets" as listed in Schedule 1 attached;

                  (b)      the Business Names;

                  (c)      The Business Records;

                  (d)      the Goodwill;

                  (e)      the Intellectual Property Rights;

                  (f)      the Plant and Equipment;

                  (g)      the Property;

                  (h)      the Clients;

                  (i)      the SalesForce Database

                  (j)      Domain Names

                  (k)      Trademarks and patents

                  hereafter referred to as the ("Business Assets")

2. It shall be a condition of this agreement and the consummation of the Acquisition, that Robert Petty and Petty Consulting, Inc. agree that Robert Petty shall be engaged to the Company for a period of not less than 36 months from the date of this agreement in a principal executive role as shall be determined by the Board of Directors from time to time and as is further defined in clause 7 below. It is agreed that in this role, subject to the approval of the Board of Directors, Robert Petty shall amongst other things, be responsible for: developing and fostering the goals and strategies of the Company, setting the Company 's strategic direction and maintaining responsibility for the Company 's overall financial results.

3. Upon the consummation of the Acquisition, the Company will issue a total of 20,000,000 $0.0002 par value shares of restricted common stock in the Company (Common Stock") to Robert Petty and/or ROO or their nominated affiliates in consideration for the Business and Business Assets.

4. Upon the consummation of the Acquisition (the "Closing"), the Company will grant to Robert Petty and/or ROO or their nominated affiliates non-qualified stock options to purchase up to a total of an additional 20,000,000 shares of restricted Common Stock, at $.05 per share. (the "New Petty Options"). The New Petty Options will vest and be exercisable in twelve quarterly installments commencing three months from the Closing, as follows

         a. 1st Installment 3 months after the Closing, options to purchase 1,666,666 shares exercisable;

         b. 2nd Installment 6 months after the Closing, options to purchase a total of 3,333,333 shares exercisable;

         c. 3rd Installment 9 months after the Closing, options to purchase a total of 5,000,000 shares exercisable;

         d. 4th Installment 12 months after the Closing, options to purchase a total of 6,666,666 shares exercisable;

         e. 5th Installment 15 months after the Closing, options to purchase a total of 8,333,333 shares exercisable;

         f. 6th Installment 18 months after the Closing, options to purchase a total of 10,000,000 shares exercisable;

         g. 7th Installment 21 months after the Closing, options to purchase a total of 11,666,666 shares exercisable;

         h. 8th Installment 24 months after the Closing, options to purchase a total of 13,333,333 shares exercisable;

         i. 9th Installment 27 months after the Closing, options to purchase a total of 15,000,000 shares exercisable;

         j. 10th Installment 30 months after the Closing, options to purchase a total of 16,666,666 shares exercisable;

         k. 11th Installment 33 months after the Closing, options to purchase a total of 18,333,333 shares exercisable;

         l. 12th Installment 36 months after the Closing, options to purchase a total of 20,000,000 shares exercisable;

         These options will have a term of 4 years from the date of grant.

5. The Company will organize the surrender and cancellation by BM of its existing option to acquire a 25% equity interest in ROO.

6. Robert Petty agrees to underwrite all funding requirements concerning the operations of the Business of ROO, including fees of $US 6000 per month payable to Petty Consulting, Inc. for the services of Robert Petty ("the operations") in the form of a loan which shall be no less than $US40,000 to the Company ("the Loan"). Robert Petty undertakes that the Loan will ensure adequate funding of the operations for at least 90 days from the date of this agreement. The Loan shall bear interest at a rate of 8% per annum, calculated monthly and may only be repaid in the event that after the repayment of the Loan the Company retains working capital (determined in accordance with generally accepted accounting principles ("GAAP")), adjusted as set forth in the following sentence, of no less than $US500,000 (the "Adjusted Working Capital"). For the purposes hereof, the Adjusted Working Capital shall exclude any proceeds or current assets derived from proceeds of a transaction involving the sale, transfer, disposition or liquidation of
         (i) assets currently owned by the Company or (ii) assets acquired in connection with proposed Sale or the Company's proposed acquisition of the business and assets of VideoDome or Streamcom.

7. Petty Consulting Inc, shall enter into a 3 year consulting agreement with the Company to provide the services of Robert Petty on an exclusive basis to serve as a President, Chief Executive Officer and Director of the Company, or such other position as the Board of Directors of the Company shall determine on such terms and conditions as the parties shall mutually agree upon.

8. Petty Consulting Inc, shall enter into a 1 year consulting agreement with the Company to provide the services of Michael Neistat to serve an executive officer of the Company or such other position as the Board of Directors of the Company shall determine on such terms and conditions as the parties shall mutually agree upon.

9. Petty Consulting, Inc. and Robert Petty both agree that all previous amounts of consulting fees previously deemed outstanding from the Company's affiliate, VideoDome.com Networks, Inc shall no longer be payable or of any force or effect.

10. Robert Petty and ROO both agree, that all previous share options in the Company either granted and/or vested to both Robert Petty and ROO, pursuant to the two separate Option Agreements dated July 30, 2001 shall terminate and no longer be of any force or effect.

11. Robert Petty and ROO agree to sell and the Company agrees to buy the Business and the Business Assets of ROO for the purchase price as described in Clause 3 above, free of any mortgage, lien, charge, pledge, claim, covenant, or other encumbrance granted by Robert Petty, ROO or any other party.

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

12. ROO agrees to use all reasonable endeavours to achieve the transfer of the Business Assets and any business records, documents and information as soon as practically possible not currently in the possession of the Company.

13. Robert Petty and ROO agree that upon completion of this Heads of Agreement, the Company will complete a due diligence review on ROO and a formal definitive agreement will be prepared between the parties with standard representations and warranties.

14. Robert Petty and ROO hereto covenants, represents and warrants that each such party has full right, power, legal capacity and authority to execute this Heads of Agreement has been approved by the board of directors of ROO; that except as contemplated herein, no other consents or approvals of any other third parties are required or necessary for the transactions contemplated by this term sheet to be consummated..

15. Robert Petty and ROO agree that this term sheet shall be subject to the approval of the Board of Directors of the Company.

Dated this 7th day of November, 2001

Agreed to and accepted by:


/s/ Robert Petty
Robert Petty
President (Principal Executive Officer)
Petty Consulting, Inc.

/s/ Robert Petty
Robert Petty
President (Principal Executive Officer)
ROO Media Corporation, Inc.


/s/ Robert Petty
Robert Petty

                                   SCHEDULE 1
                                 Assigned Assets



The Assigned Assets, as defined and described in Section 1 of the Term Sheet, include, but are not limited to, the following items:

1. Names, trademarks, service marks. Logos, or other branding devices, and federal registrations therefore, which the Company is currently using or intends to use in the course of business. Including, without limitation "Roo Media" and "Roo Media Corporation, Inc" and derivations thereof.


2. Domain names which the Company is currently using or intends to use in the course of business, including without limitation, www.roomedia.com

3. All designs, software, presentations, demonstration, source code, inventions, software architecture specifications, and provisional patent applications related to the business of the Company, the organization of all information in a database format, the product portal, and the dynamic creation of web pages providing organized access to information from the database (collectively "Company Technology")

4. All confidential information related to the business of the Company, including methods of promoting the use of Company Technology, strategic partners and alliances for furthering the adoption of Company Technology, future functions or features of Company Technology, revenue projections, market research, business models, methods of exploiting Company Technology, business plans, and business development strategies.

                                 LOAN AGREEMENT

THIS DEED is made this 7th day of November 2001

BETWEEN:

ROBERT PETTY of 3A Tollington Avenue, Malvern East , Victoria 3145, Australia (hereinafter referred to as "the Lender") of the first part;

AND

I.T. TECHNOLOGY, INC. of 34-36 Punt Road, Windsor, Victoria, Australia (hereinafter referred to as "the Borrower")

of the second part.

WHEREAS:

A.       The Borrower wishes to borrow monies from the Lender.

B. The Lender is prepared to advance to the Borrower a minimum sum of FORTY THOUSAND AMERICAN DOLLARS ($US40,000.00), on such terms and conditions as noted in this Agreement, or such higher amounts as shall be recorded in the Schedule of Loan Advances in this Agreement.

IN CONSIDERATION of the terms and conditions set out hereunder the parties heretofore agree as follows:-

1. The Lender agrees to lend to the Borrower the amount specified in Recital B hereof (hereinafter referred to as "the said Loan").

2. The details of every advance of funds by the Lender to the Borrower pursuant to this Agreement shall be recorded in the Schedule of Loan Advances in this Agreement, which shall be signed by a Director of the Lender and a Director of the Borrower.

3. Said Loan shall be repaid by the Borrower to the Lender only in the event that the Borrower retains after such repayment, working capital (determined in accordance with generally accepted accounting principles ("GAAP")), adjusted as set forth in the following sentence, of no less than $500,000. (the "Adjusted Working Capital") For the purposes hereof, the Adjusted Working Capital shall exclude any proceeds or current assets derived from proceeds of a transaction involving the sale, transfer, disposition or liquidation of (y) assets currently owned by the Company or (z) assets acquired in connection with proposed Sale or the Company's proposed acquisition of the business and assets of VideoDome or Streamcom.

4. Interest calculated monthly at a rate of 8% per annum on all loan funds from time to time advanced pursuant to this Agreement shall be paid by the Borrower to the Lender upon repayment of the said Loan.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of Victoria, Australia.

6. This Agreement shall be binding on and enure to the benefit of the assignees and successors in title of the parties.

7. If any provision of this Agreement is held invalid, unenforceable or illegal for any reason, this Agreement shall remain otherwise in full force and the said provision shall be read down to such extent as may be necessary to ensure that it does not infringe the laws of the said State and as may be reasonable in all the circumstances so as to give it a valid operation of a partial character and in the event that such provision cannot be so read down it shall be deemed void and severable.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year hereinbefore written.

THE LENDER

/s/ Robert Petty
Robert Petty

THE COMMON SEAL of the Borrower                }
was hereto affixed                             }
in the presence of authorised persons:         }

Director /s/ Yam-Hin Tan...............   Director/Secretary /s/ Jonathan Herzog
Full Name Yam-Hin Tan..................   Full Name  Jonathan Herzog

                            SCHEDULE OF LOAN ADVANCES

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Advance  Date  Amount ($US)     Lender's Signature          Borrower's Signature

1.

2.

3.

4.

5.

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